Exhibit 99.1

Aircastle Announces Retirement of Chief Commercial Officer in 2020

Stamford, CT.  September 17, 2018 - Aircastle Limited (NYSE: AYR) (the “Company” or “Aircastle”) announced today that Michael Kriedberg, the Company’s Chief Commercial Officer, intends to retire on January 1, 2020.  Mr. Kriedberg will remain with Aircastle as Chief Commercial Officer until a new commercial leader has been identified and has transitioned into the role. Aircastle will immediately commence a search for his successor.

Michael J. Inglese, Aircastle's CEO, commented, "Mike joined Aircastle in 2013, and has been instrumental in executing the transformation of our portfolio, and the disciplined and profitable growth of Aircastle’s business.  We thank Mike for his significant contribution to the Company’s success, and we are confident of a smooth and seamless transition.” Mr. Inglese added, “Mike will remain actively engaged as Aircastle’s Chief Commercial Officer as we conduct our search, and will oversee the transition.  We anticipate his successor to be in place sometime during the first half of 2019."

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of June 30, 2018, Aircastle owned and managed on behalf of its joint ventures 240 aircraft leased to 84 customers located in 45 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA, Adjusted Net Income, Cash Return on Equity and Net Cash Interest Margin and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and previously disclosed under "Risk Factors" in Item 1A of Aircastle's

2017 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Contacts:

Aircastle Advisor LLC                    The IGB Group
Frank Constantinople, SVP Investor Relations        Leon Berman
Tel: +1-203-504-1063                        Tel: +1-212-477-8438
fconstantinople@aircastle.com                 lberman@igbir.com

For more information on Aircastle, please visit www.aircastle.com.

SOURCE: Aircastle Limited